CONTRIBUTION AGREEMENT


         THIS CONTRIBUTION AGREEMENT is made and entered as of October 8, 1997, by and between (i) SPRING VALLEY JOINT VENTURE, a District of Columbia Joint Venture (the "Contributor") and (ii) FIRST WASHINGTON REALTY LIMITED PARTNERSHIP, a Maryland limited partnership (hereinafter referred to as "FWRLP").

                                               W I T N E S S E T H:

         WHEREAS, Contributor is the record and beneficial owner of all of those certain parcels of real property as more particularly described on Exhibit A hereto (collectively, the "Land"), together with the shopping center known as Spring Valley Shopping Center located in Washington, D.C., and all other buildings and improvements not owned by tenants situated thereon (collectively, the "Building"), and all personal property and fixtures not owned by tenants located therein (the "Personal Property"), and all appurtenances, rights, easements, rights-of-way, tenements and hereditaments incident thereto (the "Additional Property") (the Land, Building, Personal Property and Additional Property are hereinafter collectively referred to as the "Property"); and

         WHEREAS, Contributor and FWRLP desire to enter into this Agreement relating to the contribution by Contributor to FWRLP of the Property in exchange for cash and certain interests in FWRLP.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Contribution. Subject to the terms and conditions set forth in this Agreement, Contributor and FWRLP agree to the contribution by Contributor to FWRLP (the "Contribution") of all of the Property.

         2.       Consideration.

                  (a) In consideration of the Contribution of the Property to FWRLP, FWRLP shall assume, pay and issue the following (the "Consideration"):

     (i) $2,249,000.00, or such lesser amount which represents the outstanding principal balance with respect to the Existing Loan (as hereinafter defined) as of Closing (the "Actual Loan Amount"), by FWRLP paying the Existing Loan as described below; and

     (ii) issue common partnership units of FWRLP (the "Units") in an aggregate amount calculated as follows: $5,750,000.00 minus the sum of the Actual Loan Amount, as adjusted for closing or other adjustments herein provided, such total divided by $25.00 (the "Unit Price") rounded to the nearest one (1) Unit.

                  (b) At Closing, the Property shall be contributed to FWRLP with the Property then being subject to the indebtedness, lien and operation of the First Trust (as defined below). FWRLP will pay off the Actual Loan Amount at the Closing.

                  (c) The Property is presently encumbered by a Deed of Trust and Security Agreement dated May 1, 1986 (the "First Trust") from the Contributor, as debtor, for the benefit of Florenz R. Ourisman and The Valley Vista Apartments, Limited Partnership, as secured party (the "Lender"), which First Trust secures an original principal indebtedness of $2,500,796.69 with interest thereon payable over the term thereof at a fixed interest rate of 9% per annum, as evidenced by two Notes from CJS Partners, a District of Columbia general partnership, and Spring Valley Partners, a District of Columbia limited partnership to Lender ("Note"). The First Trust and Note and all documents and instruments executed in connection therewith are collectively referred to as the "Existing Loan." The Existing Loan is non-recourse to Contributor and the Existing Loan may be prepaid in full at any time without any prepayment penalty or premium. The outstanding principal balance under the Existing Loan as of the date hereof is approximately $2,248,999.00.

         3.       Deposit.

                  (a) Within three (3) business days after the date of delivery to FWRLP of an original of this Agreement executed by Contributor together with completed Exhibits hereto (the date of such delivery to FWRLP being the "Acceptance Date"), FWRLP shall deliver to Commercial Settlements, Inc., 1413 K Street, N.W., Washington, D.C. 20005 (the "Title Company"), as escrow agent, a deposit ("Deposit") of Fifty Thousand Dollars ($50,000.00) by check payable to the Title Company. If FWRLP shall fail to deliver the Deposit when required to do so, this Agreement shall become null and void and the parties hereto shall be relieved of all further liability and obligation to each other.

                  (b) The Title Company will immediately provide Contributor with written evidence of receipt of such Deposit. The Title Company shall place the Deposit in an interest-bearing account within three (3) days after the date of receipt thereof, and interest on the Deposit shall accrue to the benefit of the party entitled to the Deposit and shall constitute a part of the Deposit for all purposes hereof. The Deposit shall be held by the Title Company pursuant to the terms and conditions of this Agreement.

                  (c) In the event that, at any time prior to Closing, Contributor or FWRLP provides Title Company with a certification (a copy of which shall be delivered contemporaneously to the other party) that the Contributor or FWRLP, as the case may be, is entitled to the Deposit pursuant to the terms of this Agreement, Title Company shall deliver the Deposit to such party within ten (10) business days after receipt of said notice, unless the other party disputes such certification by written notice to Title Company (a copy of which shall be delivered contemporaneously to the other party) delivered within seven (7) business days of Title Company's receipt of the initial certification. In such event, Title Company shall hold the Deposit pending resolution of such dispute.

                  (d) The parties acknowledge that (i) Title Company is acting solely as escrow agent at their request and for their convenience, (ii) Title Company shall not be deemed to be the agent of either of the parties, and (iii) Title Company shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard to this Agreement or involving gross negligence. Contributor and FWRLP shall jointly and severally indemnify and hold Title Company harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of Title Company's duties hereunder, except with respect to actions or omissions taken or suffered by Title Company in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of Title Company; provided, however, that if any litigation shall arise between the Contributor and FWRLP in connection therewith, the non-prevailing party shall pay all such costs, claims and expenses of the Title Company. In the event any dispute shall arise between the parties hereto as to the disposition of the Deposit, the Title Company's sole responsibility may be met, at the Title Company's option, by paying the Deposit into the court in which relevant litigation is pending between the parties, or by initiating an interpleader action, and upon payment of the Deposit into court, neither Contributor nor FWRLP shall have any further right, claim, demand, or action against the Title Company.

         4. Closing. Except as otherwise provided in this Agreement, the Contribution contemplated herein shall be consummated at the "Closing", which shall take place on the date (the "Closing Date") specified by FWRLP on not less than ten (10) days notice to Contributor, provided that the Closing Date shall not be later than thirty (30) days after the end of the Feasibility Period (as defined and described in Section 13(b) hereof). The Closing shall take place at the offices of Contributor, or at such other place as may mutually agreed upon by Contributor and FWRLP.

         5. Representations and Warranties of Contributor. In order to induce FWRLP to enter into this Agreement and to issue the Common Units (among other things) in consideration for the Property, Contributor hereby makes the following representations, warranties and covenants, each of which is material:

     (a) Authority of Contributor. Contributor is a general partnership duly organized and in good standing under the laws of the District of Columbia. Contributor has all necessary power and authority and has taken all necessary partnership action to execute, deliver and perform this Agreement. No consents of any persons other than those executing this Agreement as Contributor are required for such execution or to enable Contributor to consummate the transactions contemplated hereby. This Agreement is the valid and binding obligation of Contributor, enforceable against it in accordance with its terms, except that such enforcement may be subject to bankruptcy, conservatorship, receivership, reorganization, insolvency, moratorium or similar laws or procedures relating to or affecting creditors' rights generally and to general principles of equity.

                  (b) Title. Contributor is the sole owner of fee simple title to the Property, and, to the best of Contributor's knowledge, such title is free and clear of all liens, encumbrances, covenants, conditions, restrictions and other matters affecting title, except for the Permitted Exceptions (as defined in Section 8(a)(iii)).

                  (c)   Compliance   with   Existing   Laws.   To  the  best  of
Contributor's knowledge, (i) Contributor is not in violation of, and has complied with any and all applicable building, zoning, environmental or other ordinances, statutes or regulations of any governmental agency, in respect to the ownership, use, maintenance, condition and operation of the Property or any part thereof, (ii) Contributor possesses all licenses, certificates, permits and authorizations necessary for the use and operation of the Property in the manner in which it is currently being operated by Contributor, and (iii) the requisite certificates of the fire marshalls or board of fire underwriters have been issued for the Property. To the best of Seller's knowledge, the Property is zoned C2-A, and no variance, exception or other modification of applicable zoning laws was necessary in order to authorize the use or occupancy of the Property or any portion thereof.

                  (d) Leases. True, correct and complete copies of all of the leases of the Property and any amendments thereto (collectively, the "Leases") have been delivered to FWRLP. Attached hereto as Exhibit B is a description of all of the Leases and a current rent schedule ("Rent Schedule") covering the Leases. There are no leases or tenancies of any space in the Property other than those set forth in Exhibit B or, to the best of Contributor's knowledge, any subleases or subtenancies unless otherwise noted therein. Except as otherwise set forth in Exhibit B or elsewhere in this Agreement:

                           (i) to  the  best  of  Contributor's  knowledge,  the
                  Leases are in full force and effect and constitute a legal, valid and binding obligation of the respective tenants and are assignable by Contributor to FWRLP;

                  (ii) no tenant has an option to purchase the Property;

                           (iii) no  renewal  or  expansion  options  have  been
                  granted to the tenants, except as provided in the Leases;

     (iv) to the best of Contributor's knowledge, Contributor is not in default under any of the Leases;

                            (v) the  rents set  forth on the Rent  Schedule  are
                  being collected on a current basis and there are no arrearages in excess of one month, except as indicated in Exhibit B hereto, nor has any tenant paid any rent, additional rent or other charge of any nature for a period of more than thirty
                  (30) days in advance;

                           (vi) all work for tenant  alterations  and other work
                  or materials contracted for by Contributor and any tenant has been completed, and all work and materials have been fully paid for or will be paid for by Closing by Contributor and all contributions to tenants for tenant improvements, if any, have been paid in full or will be paid for by Closing by Contributor;

                           (vii) Contributor has not sent written notice to any tenant claiming that such tenant is in default, which default remains uncured, and to the best of Contributor's knowledge, no tenant is in default under its Lease, except as indicated in Exhibit B hereto;

     (ix) no action or proceeding instituted against Contributor by any tenant is presently pending in any court; and

                            (x) there are no security  deposits other than those
                  set forth in Exhibit B.

                  (e) Service Contracts. Attached hereto as Exhibit C is a complete and correct list of all contracts or agreements relating to the management, leasing, operation, maintenance or repair of the Property (the "Service Contracts"). All of the Service Contracts set forth on Exhibit C shall be assumed by FWRLP as of the Closing Date, unless FWRLP notifies Contributor before the end of the Feasibility Period to terminate any or all of the Service Contracts. No Service Contract will be terminated, amended, modified or supplemented prior to the Closing Date without FWRLP's prior written approval (except that any management and leasing agreement shall be terminated as of Closing).

                  (f) Tax Bills. Attached hereto as Exhibit D are true and correct copies of tax bills issued by any applicable Federal, state or local governmental authority to Contributor with respect to the Property for the most recent past and current tax years, and any new assessment received with respect to a current or future tax year.

                  (g) Insurance. Attached hereto as Exhibit E are copies of all hazard, liability and other insurance policies presently affording coverage with respect to the Property. Contributor shall maintain in full force and effect all such policies until the Closing Date and following expiration of the Feasibility Period shall cause its insurer to name FWRLP as an additional insured as a contract party on its rent loss policy with respect to the Property.

                  (h) Condition of Property. Possession of the Property shall be delivered to FWRLP at Closing in its "as is, where is" condition as of the date of FWRLP's execution of this Agreement subject to the provisions of Section 6(a). Contributor has no knowledge of any material defect in the structural elements of the Property.

                  (i) Tenant Estoppel. Contributor represents and warrants that it shall use reasonable good faith efforts to obtain and deliver to FWRLP within thirty (30) days after the Acceptance Date, a tenant estoppel letter in the form attached hereto as Exhibit F (or such other form as required by FWRLP's mortgage lender) from each of the tenants of the Property confirming the information set forth in Exhibit B attached hereto. Contributor hereby agrees that FWRLP may participate in the procurement of said tenant estoppel letter(s) subject to the consent of Contributor.

                  (j) Condemnation Proceedings. No condemnation or eminent domain proceedings are pending or, to the best of Contributor's knowledge, threatened against the Property or any part thereof, and Contributor has made no commitments to and has received no notice, oral or written, of the desire of any public authority or other entity to take or use the Property or any part thereof whether temporarily or permanently, for easements, rights-of-way, or other public or quasi-public purposes.

                  (k) Litigation. No litigation is pending or, to the best of Contributor's knowledge, currently threatened, including administrative actions or orders relating to governmental regulations, affecting the use, operation or ownership of the Property or any part thereof or Contributor's right to contribute the Property as contemplated herein, except as set forth on Exhibit G hereof.

                  (l) No Defaults. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement or instrument to which Contributor is a party or by which the Contributor or the Property is bound, (ii) violate any restriction, requirement, covenant or condition to which the Contributor is subject or by which Contributor or the Property is bound, (iii) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, rule, judgment, decree or order, or (iv) result in the cancellation of any contract or lease pertaining to the Property.

                  (m) Entrances. To the best of Contributor's knowledge, except for access over property currently owned by Exxon (for which no easement exists), access to any portion of the Land is not obtained from adjoining public roads by means of easements, rights-of-way or licenses across lands or premises not included within the Property.

                  (n)  Separate  Tax  Lot  and  Subdivision.   To  the  best  of
Contributor's knowledge, each parcel of Land is the subject of a separate subdivision, and each parcel of Land is assessed for tax purposes as one or more separate and distinct parcels.

                  (o) Hazardous Waste. To the actual knowledge of Contributor without investigation, there has been no discharge, spillage, uncontrolled loss, seepage or filtration (a "Spill") of oil, petroleum or chemical liquids or solids, liquid or gaseous products or any hazardous waste or hazardous substance (as those terms are used in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, or in any other applicable federal, state or local laws, ordinances, rules or regulations relating to protection of public health, safety or the environment, as such laws may be amended from time to time) at, upon, under or within the Land or any contiguous real estate. Contributor has not caused, and shall not permit to exist any condition which may cause a Spill at, upon, under or within the Land or any contiguous real estate. To Contributor's actual knowledge, there is no proceeding or action pending or threatened by any person or governmental agency regarding the environmental condition of the Property. To the Contributor's actual knowledge without investigation, the Building is free of asbestos. Contributor advises that the Property is adjacent to a gas station.

                  (p) Operating Statements. Attached hereto as Exhibit H are true and correct operating statements of the Property for fiscal years 1994, 1995, 1996 and 1997 (through June 30, 1997). To Contributor's knowledge, there has been no adverse change in the Property or the operation thereof which would materially adversely affect the economic condition of the Property. Also attached as Exhibit H is a copy of the 1997 operating budget for the Property.

                  (q) Utilities. To the best of Contributor's knowledge, adequate, usable public sewers, public water facilities, gas and electrical facilities necessary to the operation of the Property are installed in and are duly connected to the Property and can be used without any charge except the normal deposits, if any, and usual metered utility charges and sewer charges.

                  (r) Personal Property. Attached hereto as Exhibit I is a true, correct and complete inventory of all personal property ("Personal Property"), if any, owned by Contributor and used in the management, maintenance and operation of the Property (other than trade fixtures or personal property of tenants).

                  (s) Certificates of Occupancy. Contributor will not amend any certificates of occupancy for the Property and will maintain them in full force and effect to the extent Contributor is responsible for them.

                  (t) Licenses and Permits. To the best of Contributor's knowledge, all licenses and permits have been issued to Contributor by all applicable governmental authorities which are necessary for the ownership, management and operation of the Property (the "Licenses"). Contributor has received no notice, nor has any knowledge, that it is lacking any required permit or license.

     (u) Leasing Commissions. There are, and at Closing shall be, no outstanding or contingent leasing commissions or fees payable with respect to the Property.

                  (v)      Securities Law Matters.

                            (i) Contributor and each of its partners and the partners of its partners who receive Units (the "Partners") is an "accredited investor" as such term is defined under Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) A list  of the  Partners  will be  delivered  to
                  FWRLP within five (5) days after the end of the Feasibility Period;

                           (iii) The Partners  have their  primary  residence in
                  the States of Maryland and Virginia and the District of Columbia;

                           (iv) Contributor will hold the Units for its own account for investment purposes only and not with a view to distribution and does not intend to distribute or resell the Units, except as expressly set forth in the last paragraph of this Section 5(v) below;

                            (v) Taking into account the  personnel and resources
                  Contributor can practically bring to bear on the acquisition of the Units in FWRLP contemplated hereby, Contributor is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities presenting an investment decision like that involved in the acquisition of the Units, including investments in securities issued by FWRLP, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to acquire the Units (including the Confidential Information Statement, as supplemented through the date hereof, attached hereto as Exhibit L which contains the First Amended and Restated Agreement of Limited Partnership of FWRLP and any Amendments thereto (the "Partnership Agreement");

                           (vi) Contributor will not, directly or indirectly, voluntarily offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Units except in compliance with the Securities Act and the rules and regulations promulgated thereunder and with the terms and conditions of the Partnership Agreement;

                           (vii) Contributor acknowledges that the Units to be issued must be held until they are subsequently registered under the Securities Act and under applicable state securities or blue sky laws, unless exemptions from such registrations are available at the time of resale;

                           (viii) Prior to the issuance of the Units, Contributor will execute all such other documents and instruments as may be reasonably necessary to allow FWRLP to comply with Federal and state securities law requirements with respect to the issuance of the Units and to comply with the terms of the Partnership Agreement; and

                           (ix) Contributor acknowledges and agrees that, notwithstanding Section 8.6 of the Partnership Agreement, the Units to be issued hereunder shall not be redeemable for cash or exchangeable for Common Stock in the REIT for a period of thirteen (13) months from the date of issuance to Contributor.

         FWRLP hereby agrees that, at Closing, Contributor may transfer the Units to its Partners, or may request FWRLP to issue the Units directly to its Partners, provided that the Partners receiving such Units shall, in writing, make the representations, warranties and covenants contained in and agree to be bound (on a several basis with respect to matters pertaining to such Partners) by all of the provisions of this Section 5(v) and any other provision of this Agreement relating to the Units (in lieu of Contributor), and by accepting such Units hereby make such representations, warranties and covenants and agree to be so bound.

         6. Obligations of Contributor Pending Closing. From and after the date of this Agreement through the Closing Date, Contributor covenants and agrees as follows:

                  (a) Maintenance and Operation of the Property. Contributor will cause the Property to be maintained in its present order and condition, normal wear and tear excepted, and will cause the continuation of the normal operation thereof, including the purchase and replacement of fixtures and equipment, and the continuation of the normal practice with respect to maintenance and repair in the ordinary course of business so that the Property will, except for normal wear and tear, be in substantially the same condition on the Closing Date as on the Effective Date.

                  (b) Licenses. Contributor shall use its best efforts to preserve in force all Licenses and to cause those expiring to be renewed.

                  (c) Changes in Representations. Contributor shall notify FWRLP promptly, and FWRLP shall notify Contributor promptly, if either becomes aware of any occurrence prior to the Closing Date which would make any of its representations, warranties or covenants contained herein not true in any material respect.

                  (d) Obligations as to Leases. From the Acceptance Date to the expiration of the Feasibility Period provided for in Section 13, Contributor shall have the right to enter into new leases for space at the Property ("New Lease(s)") or to amend, modify, renew, supplement or extend any Lease in any respect or approve any assignment of leases or subletting of leased space, or terminate any Lease (with respect to any provision amending, modifying, renewing, supplementing or extending, etc. above, "Amended Lease(s)"), and as to any Amended or New Leases entered into by Contributor during this period, Contributor shall give FWRLP notice (including therewith copies of the Amended and New Leases and all relevant data related to the particular Amended or New Lease) of such Amended and/or new Leases within two (2) days after the entry into any Amended or New Lease, but, in any event, not later than seven (7) days prior to the expiration of the Feasibility Period. After the expiration of the Feasibility Period, Contributor shall not, without FWRLP's prior written consent which consent shall not be unreasonably withheld, amend, modify, renew or extend any Lease in any respect unless required by law or the terms of any existing lease (and then only in accordance with the terms of such lease), or enter into new leases or approve any assignment of leases or subletting of leased space, or terminate any Lease. Prior to Closing, Contributor shall not apply all or any part of the security deposit of any tenant unless such tenant is in default and has vacated the Property.

                  (e) Obligations as to Existing Loan. Contributor shall make all payments required to be made under the Existing Loan when due, shall perform all obligations under the Existing Loan and shall keep the Existing Loan free from default.

         7. Representations, Warranties and Covenants of FWRLP. In order to induce Contributor to enter into this Agreement and to contribute the Property to FWRLP, FWRLP hereby makes the following representations, warranties and covenants, each of which is material and shall survive Closing to the extent provided in Section 18(p) herein:

                  (a) Authority of FWRLP. FWRLP is a limited partnership duly organized and existing and in good standing under the laws of the State of Maryland. Subject to Section 8(a) (viii), FWRLP has all necessary power and authority to execute, deliver and perform this Agreement and consummate all of the transactions contemplated by this Agreement. Subject to Section 8(a) (viii), this Agreement is the valid and binding obligation of FWRLP, enforceable against it in accordance with its terms, except that such enforcement may be subject to bankruptcy, conservatorship, receivership, reorganization, insolvency, moratorium or similar laws or procedures relating to or affecting creditors' rights generally and to general principles of equity.

                  (b) No Defaults. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the Partnership Agreement or any agreement or instrument to which FWRLP is a party, (ii) violate any restriction, requirement, covenant or condition to which the FWRLP is subject, and (iii) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, rule, judgment, decree or order.

                  (c) Vacant Space. FWRLP hereby further agrees that if any rentable space in the Property is vacant on the Closing Date, FWRLP shall accept the Property subject to such vacancy, provided that the vacancy was not permitted or created by Contributor in violation of any restrictions contained in this Agreement.

                  (d) Disclosure Documents. Attached hereto as Exhibit L is a true and correct copy of the Confidential Information Statement, as supplemented through the date hereof. The FWRLP Partnership Agreement, as contained in the Confidential Information Statement, as supplemented through the date hereof, has not been amended or modified except as set forth in Exhibit L, and, to the knowledge of FWRLP, is in full force and effect as of the date hereof, and, to the knowledge of FWRLP, no default or condition which, with the passage of time or the giving of notice could become a default, exists on the part of any party thereunder.

                  (e) Allocation of Non-Recourse Debt. At least fifteen (15) days prior to the Closing, FWRLP shall provide the Contributor with a letter from its independent certified public accountants indicating the amount of FWRLP non-recourse indebtedness that will be allocated to Contributor's Units for federal income tax purposes immediately after the Closing. The letter will contain a computation of the amount of FWRLP non-recourse indebtedness allocable to Contributor based on certain assumptions (some of which will be provided by Contributor or its counsel), and the results for the contribution of the Property by the Contributor. If the aforementioned accountant's letter delivered to the Contributor prior to the Closing indicates that the amount of FWRLP non-recourse indebtedness that will be allocated to Contributor's Units immediately after the Closing is not sufficient to avoid triggering a taxable gain to Contributor on Contributor's contribution of the Property to FWRLP, then the Contributor shall have the right to terminate this Agreement by giving written notice thereof to FWRLP within seven (7) days of receipt of such accountant's letter by the Contributor, in which event the Deposit and any interest thereon shall be returned to FWRLP and neither party shall have any further obligations or liabilities to the other.

                  (f) Holding Period. Except in connection with a sale of all or substantially all of FWRLP's assets or a merger or consolidation of FWRLP, in no event shall FWRLP voluntarily sell or otherwise dispose of the Property (other than pursuant to a condemnation or under threat of condemnation) for a period of seven (7) years following the Closing Date, unless (i) it is pursuant to a tax-free exchange such that no taxable gain would be incurred by Contributor, or the Partners to which Units may be distributed by Contributor, as a result of such sale or other disposition of the Property or

(ii) FWRLP indemnifies and agrees to hold harmless  Contributor from any Federal
and  state  income  tax   consequences   attributable  to  such  sale  or  other
disposition.

                  (g) FWRLP will use the "traditional" method under Section 704(c) of the Internal Revenue Code in connection with the Contribution of the Property.

                  (h) The FWRLP Partnership Agreement provides that Units may be transferred or pledged only with the consent of the general partner of FWRLP. FWRLP hereby agrees that such consent of the general partner shall not be unreasonably withheld with respect to a transfer or pledge of the Units to be issued to Contributor or the Partners to which the Units may be distributed by Contributor.

                  (i) Notwithstanding the provisions of the FWRLP Partnership Agreement, when the Units issued to Contributor, or the Partners to which the Units may be distributed by Contributor are redeemable or exchangeable as provided in this Agreement, such Units will be exchangeable for common stock of the REIT (rather than redeemable for cash) unless the general partner of FWRLP reasonably believes that the issuance of common stock would have an adverse effect on FWRLP or the REIT.

                  (j) FWRLP will use its best efforts to cause the cash distributions made with respect to the Units issued to Contributor, or the Partners hereunder to which the Units may be distributed by Contributor, to be equal in amount to the cash distributions that would have been paid to Contributor, or to the Partners to which the Units may be distributed by Contributor, if it or they had exercised the Exchange Rights as of the date hereof and received REIT common stock in exchange for such Units.

         8.       Conditions Precedent to Closing.

                  (a) It shall be a condition precedent of FWRLP's obligation to make a full settlement hereunder that each and every one of the following conditions shall exist on the Closing Date:

                            (i) Representations and Warranties. Contributor's representations and warranties hereunder shall be true and correct in the same manner and with the same effect as though such representations and warranties had been made on and as of the Closing.

                           (ii) Zoning. No proceedings shall have occurred or be
                  pending  to  change,   redesignate   or  redefine  the  zoning
                  classification of the Property to a more restrictive classification than presently exists.

                           (iii) Title. Title to the Property shall be marketable, good of record, and insurable by the Title Company at standard rates or less, pursuant to a full coverage ALTA Form-B (Rev. 1970 and 1984) owner's title insurance policy (or an unconditional commitment therefor) without any exceptions ("Printed form" or otherwise) other than the Permitted Exceptions, and in addition, providing affirmative coverage satisfactory to FWRLP insuring against any mechanic's or materialmen's lien arising from goods, labor or materials provided to the Property prior to the Closing Date. The "Permitted Exceptions" are:

                            (A) the lien of current real estate taxes and special assessments not yet due and payable; and

                            (B) such other matters which are listed on Exhibit J
                           attached hereto. Notwithstanding anything to the contrary contained in this paragraph (B), Contributor, at or prior to Closing, shall cause to be satisfied and released of record all mortgages, deeds of trust, financing statements, judgements, liens and other matters that may be satisfied by payment of a liquidated sum and that first appears of record after the date hereof.

                           (iv) Leasing Brokerage/Property Management Agreements. Contributor shall have terminated any and all leasing brokerage agreements and property management agreements with respect to the Property effective as of the Closing. All responsibility for dealings with any such brokers and agents, including without limitation the payment of any outstanding or contingent claims, shall be the sole responsibility of Contributor. Contributor agrees that it will indemnify and hold FWRLP, its successors, assigns, partners, agents and employees, harmless against any such claims and/or losses which might be incurred by such indemnitees in connection with any outstanding and/or contingent leasing commissions or fees or management fees. The provisions of this subparagraph (iv) shall survive Closing without limitation.

                            (v) Performance by Contributor. Contributor shall have complied in all material respects with and not be in material breach of any of its covenants or obligations under this Agreement.

                           (vi) Tenant Estoppels.  FWRLP shall have received (A)
                  a tenant estoppel letter in the form attached hereto as Exhibit F from each of the tenants at the Property or such other form as is reasonably acceptable to FWRLP (or in such form as required by FWRLP's mortgage lender), confirming the information set forth in the Leases and Rent Schedule attached hereto as Exhibit B for such tenants and containing no material changes therefrom, and (B) any subordination and attornment agreements required by FWRLP's mortgage lender.

                           (vii) Existing Mortgages. Contributor shall have delivered to the Title Company such releases or other instruments necessary to release of record and beneficially any and all existing mortgages, deeds of trust, financing statements or other security documents affecting the Property.

                           (viii) FWRT Board Approval. The Board of Directors of
                  FWRT shall have approved this  Agreement and the  transactions contemplated hereby on or before the last day of the Feasibility Period. In the event that the aforesaid condition is not satisfied by the end of the Feasibility Period, FWRLP may elect to terminate this Agreement by giving Contributor written notice thereof before the expiration of the Feasibility Period in which event the Deposit and any interest thereon shall be returned to FWRLP and neither party shall have any further obligations or liabilities to the other. If FWRLP does not terminate this Agreement as set forth in this subsection 8(a)(viii), then the condition precedent set forth in this subsection 8(a)(viii) shall be deemed waived.

                  (b) Failure of Condition. In the event of the failure by the Closing Date of any condition precedent set forth above, FWRLP shall notify Contributor in writing, and if Contributor does not correct such failure (if valid) within five (5) business days after such notice, then FWRLP, at its sole election, may (a) terminate this Agreement, in which event the Deposit and any interest thereon shall be returned to FWRLP and, except as otherwise provided in
Section 16 hereof, neither party shall have any further obligations or liabilities to the other; or (b) proceed to Closing and, if a default, avail itself of any legal or equitable remedy FWRLP may have, except as to any default of Contributor waived in writing by FWRLP or deemed to be waived pursuant to the provisions of this Agreement on or before the Closing Date; or (c) other than a failure of item (viii) of Section 8(a) above, extend the Closing Date for such reasonable time period as may be determined by FWRLP (but in no event for more than three (3) months from the Closing Date then in effect) in order to permit the satisfaction of any condition precedent not so fulfilled.

                  (c) Notwithstanding anything in this Agreement to the contrary, if (a) FWRLP has actual knowledge on the Closing Date that (i) any representation or warranty made by Contributor is untrue or contains an omission, or (ii) any condition precedent to Contributor's obligations set forth in this Agreement cannot be or has not been satisfied, and (b) notwithstanding such knowledge, FWRLP elects to consummate the Closing under this Agreement, then (c) FWRLP shall be deemed to have waived such untrue representation, warranty, or failed condition precedent; provided, however, that such untrue representation or warranty or failed condition precedent shall not be deemed waived if such failure was due to the willful misconduct or bad faith of Contributor after the Acceptance Date.

     9. Contributor's Deliveries. Contributor shall execute, acknowledge and deliver to FWRLP at the Closing the following documents, each dated on the Closing Date:

                  (a) a special warranty deed, in form and substance reasonably satisfactory to FWRLP and Title Company, conveying good and marketable fee simple title to the Property, free and clear of all liens, encumbrances, easements and restrictions of every nature and description, except for the Permitted Exceptions;

                  (b) a bill of sale which shall convey to FWRLP good title to all the Personal Property, free and clear of all liens and encumbrances;

                  (c) an affidavit setting forth that all of Contributor's representations and warranties are true and correct in all material respects as of the Closing Date;

                  (d) an assignment and assumption of the Leases, together with all originally executed Leases, and the security deposits shall be paid to FWRLP;

                  (e)  an  assignment  of  Licenses,   warranties   and  Service
Contracts, if any, which are to be assumed by FWRLP, together with the originally executed Service Contracts which are to be assumed;

                  (f) a schedule updating the Rent Schedule for the Property and setting forth all arrearages in rents and all prepayments of rents;

                  (g) copies of books, records, operating reports, files and other materials related to the ownership, use and operation of the Property, to the extent that any exist and are in the possession of Contributor, which obligation shall survive Closing;

                  (h) Tenant estoppel letters as required in Section 8(a)(vi).

                  (i) an original letter executed by Contributor advising the tenants of the Property of the contribution of the Property to FWRLP and directing that rents and other payments thereafter be sent to FWRLP or as FWRLP may direct;

     (j) possession of the Property in the condition required by this Agreement, and the keys therefore;

     (k) the Certification of Non-foreign Status as provided in Treas. Reg. 1.1445-2(b)(2)(iii)(B) or in any other form as may be required by the Internal Revenue Code or the regulations issued thereunder;

                  (l) a standard title company affidavit as to mechanic's liens and possession reasonably acceptable to Contributor;

                  (m) any and all documents necessary to release the cash constituting the Deposit from escrow with the Title Company and to have said Deposit returned to FWRLP;

                  (n) an amendment to the Partnership Agreement of FWRLP, in a form reasonably acceptable to FWRLP and Contributor, admitting the Contributor (or the Partners receiving Units, if applicable) as a limited partner(s) of FWRLP and issuing the Units to Contributor (or the Partners who are to receive Units, if applicable) computed in accordance with Section 2 herein; and

                  (o) any other documents required by this Agreement to be delivered by Contributor.

         10. FWRLP's Performance. At Closing, simultaneously with the deliveries of Contributor pursuant to the provisions of Section 9 above, FWRLP shall pay the Actual Loan Amount to Lender and issue the Units to Contributor in the manner specified in Section 2, whereupon the Deposit, and any interest accrued thereon, shall be returned to FWRLP by the Title Company. In addition to the Units, FWRLP shall deliver to Contributor at Closing the following items:

                  (a)  an   affidavit   setting   forth   that  all  of  FWRLP's
representations and warranties are true and correct in all material respects as of the Closing Date; and

                  (b)      an assumption of the Leases as of the Closing Date.

         11.      Settlement Charges; Prorations and Adjustments.

                  (a) FWRLP shall pay for the title examination, the title insurance premium, notary fees and other such charges incident to Closing. The cost of preparation of the deed for the Property shall be borne by Contributor. All real estate transfer and recording fees and taxes and documentary stamps in connection with this transaction shall be borne equally by Contributor and FWRLP. FWRLP and Contributor shall each pay its own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby.

                  (b) In addition to the foregoing, at the Closing, the following adjustments and prorations shall be computed as of the Closing Date, as follows:

                           (i) Taxes.  Real estate and personal  property  taxes
                  shall be apportioned as of the Closing Date.

                           (ii) Assessments.  All special  assessments and other
                  similar charges which have become a lien upon the Property or any part thereof at the Closing Date and are due and payable through the Closing Date, if any, shall be paid in full by Contributor at the Closing. All other special assessments or similar charges shall be adjusted as of the Closing Date.

                           (iii) Rent and Security Deposits.  Rent for the month
                  of, and any month after, Closing collected by Contributor prior to Closing shall be adjusted as of the date of the Closing Date. If any tenant is in arrears in the payment of rent on the Closing Date, rents received from such tenant after the Closing shall be applied in the following order of priority: (a) first, to the payment of current rent then due; (b) second, to delinquent rent for any period after the Closing Date; and (c) third, to delinquent rent for any period prior to the Closing Date. At Contributor's election (i) FWRLP will institute suit at the request of Contributor to collect arrearages due as of the Closing Date provided all costs (including reasonable attorneys' fees) in connection therewith are paid by Contributor, or (ii) FWRLP shall assign to Contributor all rights with respect to such arrearages and Contributor may pursue collection thereof. If rents or any portion thereof received by Contributor or FWRLP after the Closing Date are payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fee, costs and expenses of collection thereof, shall be promptly paid to the other party, which obligation shall survive the Closing.

                           If any tenants are required to pay percentage  rents,
                  escalation charges for real estate taxes, operating expenses, cost-of-living adjustments or other charges of a similar nature ("Additional Rents") and any Additional Rents are collected by FWRLP after the Closing which are attributable in whole or in part to any period prior to the Closing, then FWRLP shall promptly pay to Contributor its proportionate share thereof, less a proportionate share of any reasonable attorneys' fees, costs and expenses of collection thereof (if any), if and when the tenant paying the same has made all payments of rents and Additional Rent then due to FWRLP pursuant to the tenant's Lease, which obligation shall survive the Closing. Notwithstanding the foregoing, FWRLP shall (i) pay to Contributor at Closing the projected amount of CVS/Pharmacy monthly percentage rent accrued through the date of Closing based upon reasonable estimates, and (ii) be entitled to all CVS/Pharmacy percentage rent collected after Closing, subject to adjustment as set forth in subsection 11(b)(v) below.

                           (iv) Debt Service on the Existing  Loan.  Contributor
                  shall be liable for all interest payable under the Existing Loan through the Closing Date.

                           (v) Miscellaneous. All other charges and fees customarily prorated and adjusted in similar transactions, including utilities, insurance premiums and charges for
                  Service Contracts and other liabilities incurred in the ordinary course of business to be assumed by FWRLP, shall be prorated as of the Closing Date. In the event that accurate prorations and other adjustments cannot be made at Closing because current bills are not obtainable or the amount to be adjusted is not yet ascertainable (as, for example, in the case of utility bills) the parties shall prorate on the best available information, subject to further adjustment promptly upon receipt of the final bill or upon completion of final computations. Contributor agrees that an appropriate amount in respect of water consumption or other utility charges may be held in escrow by the Title Company in connection with its issuance of a title insurance policy to FWRLP. Contributor shall use its best efforts to have all utility meters read on the Closing Date so as to accurately determine its share of current utility bills.

                  (c) Distributions. The quarterly distributions payable to Contributor on the Units for the first record date after Closing shall be pro rated based upon the number of days within the quarter occurring after Closing.

         12. Risk of Loss. The risk of loss or damage to the Property by fire or other casualty until delivery of the deed of conveyance shall be borne by Contributor. If prior to Closing (i) condemnation proceedings are commenced against all or any material portion of the Property, or (ii) if the Property is damaged by fire or other casualty to the extent that the cost of repairing such damage shall be One Hundred Thousand Dollars ($100,000.00) or more or if tenants of the Property (occupying in excess of 4,000 square feet in the aggregate) shall exercise a termination right available under its lease because of such damage, or (iii) if the Property is damaged by an uninsured risk; or (iv) if the Property becomes subject to litigation which may deprive FWRLP of any material benefit to which it would become entitled pursuant to this Agreement, then FWRLP shall have the right, upon notice in writing to the Contributor delivered within thirty (30) days after actual notice of such condemnation or fire or other casualty or litigation, to terminate this Agreement, and thereupon the parties shall be released and discharged from any further obligations to each other and the Deposit shall be refunded to FWRLP. If FWRLP does not elect to terminate this Agreement or in the event of fire or other casualty not giving rise to a right to terminate this Agreement by FWRLP, FWRLP shall be entitled to an assignment of all of Contributor's share of the proceeds of fire or other casualty insurance and rent insurance proceeds payable with respect to the period after Closing or of the condemnation award, as the case may be, and Contributor shall have no obligation to repair or restore the Property;
provided, however, that the Unit portion (based on the Unit Price) of the Consideration shall be reduced by an amount equal to the sum of (a) the "deductible" applied by the Contributor's insurance policy, or (b) if the Contributor is self-insured, the cost of repairing such damage. FWRLP shall have the right to participate in the negotiation and settlement of any casualty or condemnation- related claim, provided FWRLP shall have previously elected not to terminate this Agreement or has no such right of termination.

         13.      Inspection of Property.

                  (a) FWRLP's Right of Inspection. FWRLP shall have the right, at its own risk, cost and expense, at any time or times prior to Closing, to enter, or cause its agents or representatives to enter, upon the Property for the purpose of making surveys, or any tests, investigations and/or studies relating to the Property or FWRLP's intended acquisition thereof which FWRLP deems appropriate, in its sole discretion, during reasonable hours and upon reasonable notice to Contributor. FWRLP's entry shall be subject to the rights of all tenants of the Property, and FWRLP shall use reasonable efforts not to interfere with the business being conducted by the tenants. FWRLP shall further have complete access to all documentation, agreements and other information in the possession of Contributor related to the ownership, use and operation of the Property, to the extent it is readily available to Contributor, and shall have the right, at FWRLP's cost, to make copies of same.

                  (b) Feasibility Period. Any other provisions of this Agreement to the contrary notwithstanding, FWRLP may, prior to the expiration of thirty
(30) days after the Acceptance Date (such 30-day period herein referred to as the "Feasibility Period"), cause at FWRLP's sole risk, cost and expense, such boring, engineering, economic, water, sanitary and storm sewer, utilities, topographic, structural, environmental and other tests, investigations, market studies and other studies as FWRLP shall elect, during reasonable hours and upon reasonable notice to Contributor. FWRLP's entry shall be subject to the rights of all tenants of the Property, and FWRLP shall use reasonable efforts not to interfere with the business being conducted by the tenants. In the event that any of such tests, investigations and/or studies indicate, in FWRLP's sole discretion, that FWRLP's plans for the Property would not be feasible, then FWRLP shall have the right, at its sole election on or before the expiration of the Feasibility Period, to terminate this Agreement by giving written notice thereof to Contributor, in which event this Agreement shall terminate, the Deposit shall be returned to FWRLP and neither party shall have any further liabilities or obligations to each other. FWRLP shall be liable for any damage to real or personal property or injuries to persons caused by FWRLP's actions in studying the Property during the Feasibility Period. FWRLP agrees to repair any such damage to the Property that may be caused by its inspections and to indemnify and defend Contributor and hold Contributor harmless against any claim, liability or loss as a result of such damage or injuries to persons caused by FWRLP. The foregoing repair and indemnification obligation shall survive Closing and/or any termination of this Agreement.

                  (c) Audit. Contributor hereby agrees to allow its books and records related to the Property to be audited (at FWRLP's sole expense) at the Contributor's office by an independent, certified public accounting firm selected by FWRLP, and Contributor will cooperate and cause its employees and other agents to cooperate in such auditing process. FWRLP shall provide Contributor with prior notice of such audit.

         14.      Indemnifications.

                  (a) Indemnification by Contributor. Contributor hereby indemnifies and agrees to defend and hold harmless FWRLP and its partners and subsidiaries and any officer, director, employee, agent of any of them, and their respective successors and assigns from and against any and all claims, expenses, costs, damages, losses and liabilities (including reasonable attorneys' fees) which may at any time be asserted against or suffered by FWRLP, any indemnitee, or the Property, or any part thereof, whether before or after the Closing Date, as a result of, on account of or arising from (i) any breach of any covenant, representation, warranty or agreement on the part of Contributor or its Partners made herein or in any instrument or document delivered pursuant to this Agreement, and/or (ii) any obligation, claims, suit, liability, contract, agreement, debt or encumbrance or other occurrence created, arising or accruing on or prior to the Closing Date, regardless of when asserted, and relating to the Contributor or the Property or its operations. To the extent an indemnification obligation under clause (i) above arises out of a breach by any Partner of the several representations and warranties set forth in Section 5(v) hereof, only the Partner responsible for such breach shall be obligated to indemnify FWRLP hereunder.

                  (b)      [Intentionally Omitted].

                  (c) Indemnification by FWRLP. FWRLP hereby indemnifies and agrees to defend and hold harmless Contributor and its Partners and their respective heirs, executors, administrators, personal or legal representatives, successors and assigns from and against any and all claims, expenses, costs, damages, losses and liabilities (including reasonable attorneys' fees) which may at any time be asserted against or suffered by Contributor or its Partners and/or their heirs, executors, administrators, personal or legal representatives, successors or assigns as a result of, on account of or arising from (i) any breach of any covenant, representation, warranty or agreement on the part of FWRLP made herein or in any instrument or document delivered pursuant to this Agreement, and/or (ii) any obligation, claims, suit, liability, contract, agreement, debt or encumbrance or other occurrence created, arising or accruing after the Closing Date and relating to FWRLP or the Property or its operations.

         15. Brokerage Commission. Contributor and FWRLP represent and warrant to each other that no brokerage fee or real estate commission is or shall be due or owing in connection with this transaction other than that payable to Randall
H. Hagner & Co., which shall be payable by Contributor. Contributor and FWRLP hereby indemnify and hold the other harmless from any and all claims of any broker or agent so claiming based on action or alleged action of the other. The provisions of this Section 15 shall survive Closing or any termination of this Agreement.

         16.      Default Provisions; Remedies.

                  (a) FWRLP's Default. Except for any failure waived in writing by Contributor, if FWRLP fails to consummate the Contribution contemplated herein when required to do so pursuant to the provisions hereof or otherwise breaches any of its covenants or obligations under this Agreement and such breach is not cured within five (5) days after written notice thereof from Contributor or any representations or warranties made by FWRLP shall be inaccurate or incorrect in any material respect on the Acceptance Date, then the Title Company shall deliver the Deposit and all interest thereon to Contributor as full and complete liquidated damages, and as the exclusive and sole right and remedy of Contributor, at law or in equity, whereupon this Agreement shall terminate and neither party shall have any further obligations or liabilities to any other party, provided that the repair and indemnity obligation set forth in Section 13(b) shall nevertheless remain in full force and effect.

                  (b) Contributor's Default. Except for any breaches waived in writing by FWRLP, if Contributor breaches any of its covenants or obligations under this Agreement or has failed, refused or is unable to consummate the Contribution contemplated herein by the Closing Date and such breach is not cured within five (5) days after written notice thereof from FWRLP or if any of the representations and warranties made by Contributor under this Agreement shall be inaccurate or incorrect in any material respect on the Acceptance Date, then FWRLP shall notify Contributor of such breach in writing and, should Contributor not cure same within five (5) business days of receipt of such default notice, then FWRLP shall be entitled to (i) waive such breach, default or failure, and proceed to Closing, (ii) extend the Closing for such reasonable time or times as may be necessary in order to enable Contributor to remedy such breach, default or failure (but in no event more than three (3) months), (iii) terminate this Agreement and obtain the return of the Deposit, and/or (iv) pursue such remedies as may be available at law or in equity, including without limitation maintaining any action for damages and/or specific performance (including without limitation reasonable attorneys' fees and court costs), provided that any action for damages against Contributor shall be limited to an amount equal to $50,000.00 (exclusive of reasonable attorneys' fees and court costs).

                  (c) The provisions of Sections 16(a) and (b) above shall not be applicable to any breach or default by a party occurring or first becoming actually known to the other party after Closing, and, as to any said breach or default, the non-defaulting party may exercise any and all remedies available at law or in equity, subject, however, to any applicable limitations on survival expressly provided for in this Agreement.

         17. Registration Rights. First Washington Realty Trust, Inc. (the "REIT") hereby agrees to use its best efforts to file a registration statement within thirteen (13) months after Closing to register the issuance and resale, if required, of REIT Common Stock which may be issued to Contributor in exchange for its Units, to use its best efforts to cause such registration statement to become effective and to keep such registration continuously effective (subject to certain exceptions) for a period for five (5) years thereafter; provided, however, that the REIT shall be permitted to postpone such filing or suspend the effectiveness of such shelf registration statement for such periods as the REIT reasonably determines are in the best interest of the REIT or which are necessary to comply with securities law requirements (including suspending sales under the shelf registration statement for such periods as the managing underwriter in an underwritten offering deems necessary). The obligations of the REIT under this Section 17 shall survive Closing.

         18.      Miscellaneous Provisions.

                  (a) Completeness and Modification. This Agreement (together with Exhibits A to L attached hereto) represents the complete understanding between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. This Agreement shall not be modified or amended except by an instrument in writing signed by all of the parties hereto.

                  (b) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, personal and legal representatives, successors and assigns.

                  (c) Assignment. This Agreement shall not be assignable by FWRLP without the consent of Contributor, provided that this Agreement may be assigned without Contributor's consent to an entity controlled by, controlling or under common control with FWRLP. This Agreement shall not be assignable by Contributor.

     (d) Waiver; Modification. Failure by FWRLP or Contributor to insist upon or enforce any of its rights hereto shall not constitute a waiver or modification thereof.

                  (e) Governing Law. This Agreement shall be governed by and construed under the laws of the District of Columbia.

                  (f) Headings. The headings are herein used for convenience or reference only and shall not be deemed to vary the content of this Agreement or the covenants, agreements, representations and warranties herein set forth, or the scope of any provision hereof.

                  (g) Continuing Documentation and Access. From and after Closing, Contributor shall afford FWRLP reasonable access to any and all information in its possession concerning the ownership, use and operation of the Property (including the right to copy same at the expense of FWRLP) for purposes of any tax examination or audit or other similar purpose, subject to the agreements of FWRLP concerning confidentiality set forth herein.

                  (h)      [Intentionally Omitted].

                  (i) Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement.

                  (j) Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered by hand or mailed by first-class registered or certified mail, return receipt requested, postage prepaid or delivered by commercial courier, telecopy or overnight courier (e.g., Federal Express) against receipt, to the addresses indicated below:

                           (i)      if to FWRLP:

                                    First Washington Realty Limited Partnership
                                    4350 East-West Highway, Suite 400
                                    Bethesda, MD  20814
                                    Attn:   Stuart D. Halpert
                                            Jeffrey S. Distenfeld, Esq.
                                    Telecopy:  (301) 907-4911

                          (ii)      if to Contributor:

                                    Spring Valley Partners
                                    c/o Randall H. Hagner & Co.
                                    1321 Connecticut Avenue, N.W.
                                    Washington, DC  20036
                                    Attn:  John A. Sargent
                                    Telecopy:  (202) 785-7378

                                    with a copy to:

                                    Shaw, Pittman Potts & Trowbridge
                                    2300 N Street, NW
                                    Washington, DC  20037
                                    Attn:  Robert Robbins, Esq.
                                    Telecopy:  (202) 663-8007

                  Such notice shall be deemed given on the date of receipt by the addressee or the date receipt would have been effectuated if delivery were not refused. Each party may designate a new address by written notice to the other in accordance with this Paragraph 18(j).

                  (k) Further Assurances. Contributor and FWRLP agree to execute, acknowledge and deliver any further agreements, documents or instruments that are reasonably necessary or desirable to carry out the transactions contemplated by this Agreement, provided that such execution, acknowledgment and delivery does not impose any additional costs on such party (other than such party's attorneys' fees in the review thereof and de minimis recording costs).

                  (l) Business Days. A "business day" shall be Mondays through Fridays, less and expecting all legal holidays observed by the United States Government or the Government of the State of Maryland. Any date specified in this

Agreement which does not fall on a business day shall be automatically extended until the first business day after such date.

                  (m) Confidentiality. FWRLP agrees and acknowledges that the information provided to it by the Contributor hereunder regarding the Property is confidential, and that it will not disclose such information to any other person, other than to its employees, agents, attorneys, accountants, lenders and other consultants or other parties that need to know such information in order for FWRLP to evaluate the transaction contemplated herein, without the prior written consent of Contributor. If this Agreement is terminated, all information, documentation and other materials provided to FWRLP shall be returned to the Contributor.

                  (n) Attorneys' Fees. In the event any suit or action is instituted to interpret or enforce any of the terms of this Agreement, the prevailing party shall be entitled to recover from the other party such sum as the court may determine and grant as reasonable attorneys' fees at trial or on appeal of such suit or action, in addition to all other sums recoverable by virtue of such action.

                  (o)  Survival.   None  of  the  representations,   warranties,
covenants and indemnities set forth in this Agreement shall survive Closing except as follows:

     (i) the representations, warranties and covenants contained in Sections 5(a) through (t) and Sections 7(a) through (c) shall survive Closing and shall terminate one (1) year after the Closing Date except as to claims for breach thereof asserted by a party within such one (1) year period;

     (ii) the representations, warranties and covenants contained in Section 13(b) and Section 17 shall survive Closing and shall terminate five (5) years after the Closing Date except as to claims for breach thereof asserted by a party within such five (5) year period;

     (iii) the representations, warranties and covenants contained in Sections 5(u) and (v) and Sections 7(d), (e), (f), (g), (h), (i) and (j) shall survive Closing without any limitation;

     (iv) the indemnification for breach of representations or warranties pursuant to clause (i) of the first sentence of each of Section 14(a) and
Section 14(c) herein, shall terminate one (1) year after the Closing Date, except as to claims as to which a party hereto has asserted a right of indemnification within said one (1) year period; and

     (v) the indemnification for breach of representations or warranties pursuant to clause (ii) of the first sentence of each of Section 14(a) and
Section 14(c) herein, shall terminate five (5) years after the Closing Date, except as to claims as to which a party hereto has asserted a right of indemnification within said five (5) year period.

         IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement as of the day and year first written above.

                               FWRLP:

                               FIRST WASHINGTON REALTY
                               LIMITED PARTNERSHIP

                               By:      First Washington Realty Trust, Inc.,
WITNESS:                                Its general partner

/s/ Jeffrey S. Distenfeld               By:  /s/ Stuart D. Halpert
                                            Stuart D. Halpert
                                            Chairman

                                            Date of execution: October 7, 1997

                               CONTRIBUTOR:

                               SPRING VALLEY JOINT VENTURE

                               By:      CJS Associates, Inc.
WITNESS:                                General Partner

/s/
                                        By:  /s/ John A. Sargent
                                            John A. Sargent
                                            Vice President

                                            Date of execution: October 8, 1997

     First Washington Realty Trust, Inc. joins herein solely for the purpose of making the representations, warranties and covenants contained in Section 17 hereof.

                                             FIRST WASHINGTON REALTY
WITNESS:   /s/ Jeffrey S. Distenfeld         TRUST, INC.


                                             By:  /s/ Stuart D. Halpert
                                             Stuart D. Halpert
                                             Chairman


                                             Date of execution: October 7,1997

                                           ACKNOWLEDGE BY TITLE COMPANY


         The undersigned Title Company executes this Contribution Agreement solely to acknowledge receipt of the Deposit pursuant to Paragraph 3 hereof and to evidence its agreement to serve as escrow agent pursuant to the terms of the foregoing Agreement.

                                  COMMERCIAL SETTLEMENTS, INC.


                                  By: /s/ Stuart S. Levin
                                      Name: Stuart S.Levin
                                      Title: Vice President

                                      Date:           October 10, 1997



S:\SHAVER\FWR\SPRING4.AGT

                                                 LIST OF EXHIBITS



EXHIBIT A.        Legal Description of Land                 Recitals

EXHIBIT B.        Leases and Rent Schedule                  Section 5(d)

EXHIBIT C.        Service Contracts                         Section 5(e)

EXHIBIT D.        Tax Bills                                 Section 5(f)

EXHIBIT E.        Insurance Policies                        Section 5(g)

EXHIBIT F.        Form of Tenant Estoppel                   Section 5(i)

EXHIBIT G.        Litigation                                Section 5(k)

EXHIBIT H.        Operating Statements and Budget           Section 5(p)

EXHIBIT I.        Personal Property                         Section 5(r)

EXHIBIT J.        Permitted Exceptions                      Section 8(a)(iii)

EXHIBIT K.        [Intentionally Omitted]

EXHIBIT L.        Confidential Information Statement        Sections 5(v), 7(e)




        [Contributor to Attach Foregoing at Acceptance of this Agreement]

                                                     EXHIBIT A

                                             LEGAL DESCRIPTION OF LAND

                                                     EXHIBIT B

                                             LEASES AND RENT SCHEDULE

                                                     EXHIBIT C

                                                 SERVICE CONTRACTS

                                                     EXHIBIT D

                                                     TAX BILLS

                                                     EXHIBIT E

                                                INSURANCE POLICIES

                                    EXHIBIT F
                            [Form of Tenant Estoppel]

                           TENANT ESTOPPEL CERTIFICATE
            ________________ Shopping Center (the "Shopping Center")
                 ____________, ___________ County, ____________



TO:      ________________________ ("Landlord")
         First  Washington  Realty  Limited  Partnership,   or  its  affiliates,
         assignees or designees ("FWRLP") ________________________ ("Lender").

THIS IS TO CERTIFY THAT:

1. The undersigned is the Tenant under that certain lease dated as set forth on Schedule A hereto annexed (such lease, as guaranteed, assigned, supplemented, amended or modified as set forth on Schedule A hereto is herein termed the "Lease") covering certain premises ("Premises") at the Shopping Center.

2. The Lease has not been assigned, supplemented or amended or modified in any respect except as set forth in said Schedule A. The Lease is valid and in full force and effect on the date hereof. The Lease is the only lease or agreement between the Tenant and the Landlord or its predecessors or the affiliates of either of them (individually and collectively, the "Landlord") relating to the Premises. The Lease represents the entire agreement between the Landlord and the Tenant with respect to the Premises. No oral agreement of any kind exists between the Landlord and the Tenant.

3. The Tenant hereby certifies that:

         A.       The Tenant is currently in possession of the Premises.

         B.       The   Tenant's   monthly   rent   under  the   Lease,   as  of
                  _______________, 199__ is $_________ per month, and the Tenant has paid rent through ____________________, 199__.

         C. A security deposit of $__________ has been deposited, and remains on deposit, with the Landlord.

         D. The Tenant's payment to the Landlord for operating expenses (taxes, insurance, utilities and maintenance) under the Lease is currently $_________ per month.

         E.       The Lease commenced on ___________________, 199__.

         F.       The current term of the Lease expires on __________, 199__.

         G. The Tenant has ____ options to renew or extend the Lease for ____ years each.

4. The Tenant is not entitled to, and has made no agreement(s) (orally or in writing) with the Landlord or its agents or employees concerning free rent, rebate of rental payments, credit or offset or deduction in rent, or any other type of rental concession. The Tenant has made no advanced payment of rent or other payment in advance of any sums due under the Lease, except rental for the current month. The Landlord has not provided financing for, made loans or advances to, or invested in the business of the Tenant.

5. The Tenant has accepted and now occupies all of the Premises and is doing business therein. To the best of the Tenant's knowledge, the Premises are free from defects in design, materials and/or workmanship.

6. There is no existing default on the part of the Landlord or the Tenant in any of the terms and conditions of the Lease and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, may constitute a default, on the part of either the Landlord or the Tenant, under the Lease. The Tenant has no existing defense or offsets against the enforcement of the Lease by the Landlord, and the Tenant currently has no unasserted claims against the Landlord. There are no writs, injunctions, decrees, orders or judgments outstanding, no lawsuits, claims, proceedings, or investigations pending, threatened or previously settled, relative to the Lease, nor is the
        Tenant aware of a basis for any proceeding.

7. All obligations under the Lease to be performed by the Landlord, including without limitation any obligation to perform construction work within the Premises or the Shopping Center, have been satisfied. All required contributions by the Landlord to the Tenant on account of "tenant improvements" and/or "tenant allowances" (if any) have been received by the Tenant, and if any other payments from the Landlord to the Tenant are called for by the terms of the Lease, the Tenant acknowledges that the Tenant has received the same.

8. The Lease contains, and the Tenant has, no outstanding options or rights of first refusal to purchase the Premises or any part thereof or all or any part of the real property of which the Premises are a part, and the Tenant has no right or option to take on any additional space or to give back any portion of the Premises.

9. The Tenant has not made nor is the Tenant presently contemplating any assignment by the Tenant for the benefit of creditors or any filing by the Tenant of a proceeding under the United States Bankruptcy Court or similar laws of any state seeking the liquidation or reorganization of the Tenant, and to the Tenant's knowledge no such proceedings are currently pending, threatened or contemplated against the Tenant.

10. The Tenant has not sublet the Premises to any sublessee and has not assigned any of its rights under the Lease, except as set forth on Schedule A. No one except the Tenant and its employees occupies the Premises.

11. The address for notices to be sent to the Tenant is as set forth in the Lease, unless a different address is set forth in said Schedule A.

12. The Tenant does not have, nor has the Tenant disposed of, hazardous materials (as defined in any federal, state or local statute) in violation of applicable laws, regulations or rules (collectively, the "Environmental Laws"), on the Premises or the Shopping Center. Tenant has not received any notices, written or oral, of violation of any of the Environmental Laws.

13. The undersigned is authorized to execute this Tenant Estoppel Certificate on behalf of the Tenant.

14. The undersigned hereby ratifies and confirms the Lease in all respects.

15. This certification is being made to induce FWRLP to acquire the Shopping Center (or the interests in the Landlord) and to induce the Lender to grant a loan to the Landlord which loan will be secured by the Shopping Center.

         Dated _____________________, 1997.

                                    __________________________________(TENANT)
                                    By:
                                    Title:

GUARANTOR CONSENT
(IF APPLICABLE):

         The    undersigned    __________________    and    ____________________
("Guarantor(s)") hereby consents to and approves of the execution and delivery of this above certification and agrees that that certain Guaranty dated ______________, 199___ executed by Guarantor with respect to the Lease described above is in all respects ratified and confirmed and is and shall continue in full force and effect.

                                 (GUARANTOR(S))
                                                     ========================

                                                     ========================

                                                     EXHIBIT G

                                                    LITIGATION

                                                       NONE

                                                     EXHIBIT H

                                          OPERATING STATEMENTS AND BUDGET

                                                     EXHIBIT I

                                                 PERSONAL PROPERTY


                                                    Lawn Mower

                                                     EXHIBIT J

                                               PERMITTED EXCEPTIONS


1. Rights of adjoining property owners on the West in and to party wall along the West property line to the extent shown on Building Location Plat made by Frey, Sheehan, Stoker & Assoc., Inc., dated March 18, 1986.

2. Right of Way for Falls Branch Sewer condemned by proceedings in District Court Case 716, Supreme Court, District of Columbia.

3. Existing unrecorded leases.
















S:\SHAVER\FWR\SPRING4.AGT

                                                     EXHIBIT K

                                              [INTENTIONALLY OMITTED]

                                                     EXHIBIT L

                                        CONFIDENTIAL INFORMATION STATEMENT